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FOR PROFIT                                                             157-728-7


D-                Restated Articles of Incorporation
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         The following are restated articles of incorporation for SERVO-KANSAS,
INC., a corporation FOR profit under the laws of the State of Kansas. The original articles of incorporation were filed with the secretary of state on the third day of April, A.D. 1987. These restated articles of incorporation were duly adopted by the directors in accordance with the provisions of K.S.A.
section 17-6605, and amendments thereto. These restated articles of incorporation only restate and integrate and do not further amend the provisions of the corporation's articles of incorporation as theretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of the restated articles.

         ARTICLE ONE:  The name of the corporation is SERVO-KANSAS, INC.

         ARTICLE TWO: The address of its registered office in Kansas is Bank IV Tower, 534 South Kansas Avenue, in the city of Topeka, county of Shawnee, 66603 and the name of the resident agent in charge thereof at the above address is The Corporation Company, Inc., Bank IV Tower, 534 South Kansas Avenue, Topeka, KS 66603.

         ARTICLE THREE: This corporation is organized FOR profit and the nature of its business or purposes to be conducted or promoted is: To provide food and beverage service and to engage in any other lawful act or activity for which corporations may be organized under the Kansas General Corporation Code.

         ARTICLE FOUR: The total number of shares which this corporation shall be authorized to issue is as follows: (Describe fully the class or classes of stock and the value of each.)


         1000      shares of        common            stock, class  A      par value of    One     dollar each
------------------           ------------------------              ----                   ------
                   shares of                          stock, class         par value of            dollars each
------------------           ------------------------              ----                   ------
                   shares of                          stock, class         without nominal or par value
------------------           ------------------------              ----
                   shares of                          stock, class         without nominal or par value
------------------           ------------------------              ----

         State the designations, powers, preferences, rights, qualifications, limitations or restrictions applicable to any class of stock, if any: As provided by Bylaws.

         Statement of Grant of Authority to be given to the Board of Directors, if any: As provided by Bylaws.

         ARTICLE FIVE: The number of directors shall be one to five more and the term of office of such directors as provided by Bylaws.

         ARTICLE SIX:  Is this corporation to exist perpetually? YES /X/  NO / /

If no, the term for which this corporation is to exist is                      .
                                                           --------------------

         ARTICLE SEVEN: The corporation's annual fiscal year closing date is (if known) December 31.

         ARTICLE EIGHT: Notwithstanding anything to the contrary contained in the bylaws of the corporation, the corporation shall not issue nonvoting equity securities.

         In Testimony Whereof, I have hereunto subscribed my name this 14th day of July, A.D. 1999.



/s/ Kenneth R. Frick
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Kenneth R. Frick
Vice-President and Chief Financial Officer


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         Having hereby attested, I have hereunto subscribed my name this 14th day of July, A.D. 1999.



/s/ Janet L. Steinmayer
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Janet L. Steinmayer
Corporate Vice President, General Counsel and Secretary